TOUCHSTONE
                                     INVESTMENTS




September 15, 2005

The Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH 45263

Attention: Mutual Fund Operations

Ladies and Gentlemen:

Reference is made to the Custody Agreement (the "Agreement") dated February 7, 2003 by and between Touchstone Tax-Free Trust (the "Trust"), acting with respect to the Tax-Free Money Market Fund, the Tax-Free Intermediate Term Fund, the Ohio Tax-Free Money Market Fund, the Ohio Insured Tax-Free Fund, the Florida Tax-Free Money Market Fund and the California Tax-Free Money Market Fund and The Fifth Third Bank (the "Custodian").

This letter serves to advise that all of the assets and liabilities of the California Tax-Free Money Market Fund were liquidated and the Fund was closed on June 28, 2005. The Trust therefore requests that the Agreement be amended in order to delete the California Tax-Free Money Market Fund as a Fund subject to the terms and conditions of the Agreement.

This letter shall have the status as an amendment to the Agreement and shall be effective as of June 28, 2005.

Very truly yours,

TOUCHSTONE TAX-FREE TRUST



/s/ Betsy Santen
---------------------------------------
Betsy Santen, Assistant Secretary

Accepted and agreed to:

THE FIFTH THIRD BANK


/s/ Christine OK
-------------------------------------------
By:  Christine OK, Assistant Vice President





221 East Fourth Street o Suite 300 o Cincinnati, OH 45202-4133
PH:513.362.8000 o 800.638.8194 o FAX: 513.362.8320 www.touchstoneinvestments.com
         Touchstone Securities, Inc.  o Member NASD and SIPC
        A Member of Western & Southern Financial Group